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                                                                    EXHIBIT 10.4




                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") dated as of _____________, 1996, by and between AMERISAFE, Inc., a Texas corporation (the "Company"), and _________________________ (the "Executive").

                                  WITNESSETH:

         WHEREAS, the Company has agreed to continue to employ the Executive and the Executive has agreed to continue to be employed by the Company, subject to and on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, it is agreed as follows:

         1. Employment. The Company hereby agrees to employ the Executive as the _____________________ of the Company and the Executive hereby agrees to be employed by the Company in such position, subject to and on the terms and conditions set forth in this Agreement.

         2. Term. The term of this Agreement (the "Term") shall commence on the closing date of the initial public offering (the "Offering") of the Company's Class A Common Stock (the "Commencement Date") and, subject to termination pursuant to Section 6, shall expire on the third anniversary of the Commencement Date. Notwithstanding the previous sentence, on the third anniversary of the Commencement Date and on each subsequent anniversary thereof, the Term shall be automatically extended (subject to Section 6) for an additional one-year period on the terms and conditions set forth in this Agreement, unless either party to this Agreement gives the other party written notice (in accordance with Section 15) of such party's intention to terminate this Agreement and the employment of the Executive at least 90 days prior to the expiration of the Term. For the purposes of this Agreement, any reference to the "Term" of this Agreement shall include the initial term and any extension thereof.

         3. Duties of the Executive. The Executive shall devote substantially all of his time during normal business hours to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may devote reasonable periods of time during normal business hours to (i) serving as a director, trustee or member of or participant in any organization or business so long as such activity would not constitute Competitive Activity (as that term is defined in Section 9) if conducted by the Executive after the effective date of the termination of the Executive's employment with the Company (the "Termination Date"), (ii) engaging in charitable and community activities, or (iii) managing his personal investments.

         4.      Compensation.

                 (a) Base Salary. During the Term, the Company shall pay to the Executive a base salary of $__________ per annum, which base salary may be adjusted from time to time by the Board of Directors of the Company in its sole discretion, payable at the times and in the manner consistent with the Company's policy for payment of base salary to other senior executives of the Company.

                 (b) Incentive Compensation. The Executive shall be eligible to participate in any bonus plan or program or other incentive compensation arrangement (including any stock option or similar plan) adopted by the Board of Directors of the Company from time to time for senior executives of the Company on such terms as the Board of Directors of the Company may prescribe from time to time. The Executive acknowledges that the foregoing provisions of this Section 4(b) do not entitle the Executive to any payment
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or award under such plans, programs or arrangements, it being understood that any such payments or awards will be determined in the discretion of the Board of Directors of the Company or a duly authorized committee thereof or pursuant to the terms of any such plan, program or arrangement.

                 (c) Employee Benefits. In addition to the compensation described in this Section 4, the Executive and his eligible dependents shall be entitled to participate in Company-sponsored employee benefit plans, programs or arrangements and such other usual and customary benefits and prerequisites made available generally to other senior executives of the Company.

                 (d) Expenses. The Company shall pay or reimburse the Executive for reasonable and necessary expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the policies of the Company applicable to other senior executives of the Company.

         5. Place of Performance. In connection with his employment by the Company, unless otherwise agreed by the Executive, the Executive shall be based at offices located in [the Dallas, Texas metropolitan area] [DeRidder, Louisiana], except for travel reasonably required for Company business.

         6.      Termination.

                          (a)     Involuntary Termination.  The Executive's
employment hereunder may be terminated by the Company for any reason or without reason by written notice as provided in Section 15. For purposes of this Agreement, the Executive's employment with the Company will be deemed to have been terminated by the Company without Cause (as that term is defined in Section 7(e)) if the Executive terminates his employment with the Company under the following circumstances: (i) at any time after the Company has notified the Executive pursuant to Section 2 that the Company intends to terminate this Agreement and the Executive's employment (rather than allow the Agreement to be extended); (ii) within 60 calendar days of a reduction in the Executive's then-current base salary, unless such reduction in base salary is part of a reduction applicable generally to senior executives of the Company; (iii) unless otherwise agreed by the Executive, if the Company requires the Executive to change his principal location of work to any location more than 25 miles from the then-current location thereof; or (iv) any other material breach of this Agreement by the Company that is not remedied by the Company within 30 calendar days after receipt of notice from the Executive of an alleged breach of this Agreement, which notice shall specify in reasonable detail the alleged breach by the Company.

                          (b)     Voluntary Termination.  The Executive may
terminate this Agreement and his employment with the Company at any time by written notice to the Company as provided in Section 15.

                          (c)     Effect of Termination.  Subject to Section 9
and any requirements of applicable laws, in the event the Executive's employment hereunder is terminated for any reason whatsoever, the compensation and benefits obligations of the Company under Section 4 shall cease as of the Termination Date, except for any compensation and benefits earned or accrued but unpaid through such date.

         7. Termination Payments and Benefits. If the Executive's employment hereunder is terminated by the Company other than for Cause during the Term, the Company shall be obligated to pay to the Executive the amounts and make available the benefits as provided in this Section 7.

                          (a)     Payment Period.  Payments shall be made for a
period of one year from the Executive's Termination Date (the "Payment
Period").

                          (b)     Calculation of Termination Payments.  Subject
to Section 7(f), during the Payment Period, the Executive shall be entitled to receive his base salary in an amount equal to the Executive's highest annual base salary from the Company or any subsidiary during the three-year period immediately prior to the Executive's Termination Date.




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                          (c)     Method of Payment.  Termination payments
shall be paid to the Executive in accordance with the Company's policy for the payment of base salary to other senior executives of the Company, but not less than monthly. If the Executive should die while any amounts are still payable pursuant to this Section 7, such amounts shall be paid to the Executive's designated beneficiary or, if none, to the Executive's estate.

                          (d)     Benefits.  Subject to Section 7(g), during
the Payment Period, the Company shall arrange to provide the Executive (and his eligible dependents) with all employee welfare benefits which the Executive was entitled to receive immediately prior to the Executive's Termination Date or shall arrange to make available to the Executive benefits substantially similar to those which the Executive would otherwise have been entitled to receive if his employment had not been terminated. Such welfare benefits shall be provided to the Executive on the same terms and conditions (including employee contributions toward the premium payments) under which the Executive was entitled such benefits immediately prior to his Termination Date.

                          (e)     Termination for Cause.  For purposes of this
Agreement, the term "Cause" means either:

                          (i)     that the Executive shall have committed:

                                  (A)      an intentional act of fraud,
                                  embezzlement or theft in connection with his duties or in the course of his employment with the Company;

                                  (B)      intentional wrongful damage to
                                  property of the Company;

                                  (C)      intentional misconduct that is
                                  materially injurious to the Company,
                                  monetarily or otherwise; or

                                  (D)      an intentional breach of the
                                  Executive's obligations set forth in Section
                                  8,

                          and any such act shall have been materially harmful to the Company; or

                          (ii) the failure by the Executive to consistently meet the Company's performance standards as applied to the Executive; provided, however, that the Executive shall not be terminated for Cause pursuant to this Section 7(e) (ii) unless he shall have received a written report setting forth in reasonable detail the manner in which he has failed to meet such standards and within 30 calendar days after receiving such report, the Board of Directors of the Company shall have determined in good faith that the Executive shall have failed to make substantial progress in meeting the Company's performance standards.

For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

                 (f) Disability. If the Executive's employment is terminated by the Company during the Term as a result of a disability and the Executive becomes entitled to receive benefits under an insured long-term disability insurance plan ("LTD Plan") now or hereafter paid for by the Company, then the benefits provided under Section 7(d) shall be reduced by the amount of the benefits received by the Executive under such LTD Plan. No such reduction shall be made for amounts paid to the Executive under a personal disability income plan or such other disability income plan paid for by the Executive, whether or not the plan was obtained through a group-sponsored or Company-related program.





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                 (g)      No Mitigation Obligation.  The Executive is under no
obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise; provided, however, that the benefits provided under Section 7(d) will terminate when the Executive becomes covered under any benefit plan made available by another employer providing substantially similar benefits. The Executive shall notify the Company within 10 calendar days after the commencement of any such benefits.

                 (h) Forfeiture. Notwithstanding anything contained in this Agreement to the contrary, any right of the Executive to continue to receive the payments and benefits provided under this Section 7 shall terminate in the event that the Executive breaches his obligations under Sections 8, 9 or 10 following the Executive's Termination Date.

         8.      Confidentiality and Nonsolicitation Agreement.

                 (a) The Executive acknowledges that in the course of his employment with the Company, he will or may have access to and become informed of confidential and proprietary information which is a competitive asset of the Company, including, without limitation (i) the terms of any agreement between the Company and any employee, clients or third-parties (including reinsurance treaties), (ii) underwriting and pricing strategies, (iii) marketing methods,
(iv) product and service development ideas and strategies, (v) personnel training and development programs, (vi) financial results, (vii) strategic plans and demographic analyses, (viii) proprietary computer and systems software, and (ix) other non-public information concerning the Company and its business and operations (collectively, "Confidential Information"). The Executive acknowledges that the Confidential Information is the property of the Company. The Executive agrees that he will keep all Confidential Information in strict confidence during the course of his employment by the Company and thereafter, and will not directly or indirectly make known, divulge, reveal, furnish, make available or use any Confidential Information (except in the course of his employment with the Company). The Executive agrees that the obligations under this Section 8 shall survive termination of his employment by the Company regardless of any actual or alleged breach by the Company of this Agreement, until and unless any such Confidential Information shall have become, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). The Executive's obligations under this Section 8 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.

                 (b) Upon termination of the Executive's employment with the Company, the Executive shall promptly return to the Company any documents or other property of the Company which are in the possession, custody or control of the Executive.

                 (c) For a period of one year following the Executive's Termination Date, the Executive agrees that he will not in any capacity, on his own behalf or on behalf of any other firm, person or entity, undertake or assist in the solicitation of any employee of the Company to terminate his or her employment with the Company.

                 (d) The Executive acknowledges and agrees that a breach of his obligations under this Section 8 would cause irreparable harm to the Company, and that the Company's remedy at law for any such breach would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and any forfeitures under
Section 7(h), the Company shall be entitled to enforce this Agreement by specific performance, including temporary and permanent injunctions, it being understood by the parties hereto that damages, the forfeiture provided in
Section 7(h) and injunctions shall all be appropriate remedies and are not to be considered as alternative remedies.

         9. Competitive Activity. During the Payment Period, if the Executive shall have received or shall be receiving benefits under Section 7, the Executive shall not, without the prior written consent of the





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Company, engage in any Competitive Activity.  For purposes of this Agreement, the term "Competitive Activity" shall mean the Executive's participation, without the written consent of the Board of Directors of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise's revenues from any product or service competitive with any product or service of the Company amounted to 25% of such enterprise's net revenues for its most recently completed fiscal year and if the Company's net revenues from said product or service amounted to 25% of the Company's net revenues for its most recently completed fiscal year. "Competitive Activity" shall not include (i) the mere ownership of less than 10% of the outstanding voting securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

         10. Post-Termination Assistance. Provided that the Executive shall be receiving the benefits provided under Section 7, during the Payment Period, the Executive agrees that he will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any litigation in which it or any of its affiliates is or may become a party; provided, however, that the Company agrees to reimburse the Executive for any reasonable expenses, including travel expenses, incurred by the Executive in performing his obligations under this Section 10.

         11.     Arbitration.

                 (a) Any dispute between the parties under this Agreement shall be resolved (except as provided in Section 11(b)) through arbitration by an arbitrator selected under the rules of the American Arbitration Association (the "AAA"), and the arbitration shall be conducted under the rules of the AAA in the location of the Executive's place of employment as provided in Section
5. Each party shall be entitled to present evidence and argument to the arbitrator. The arbitrator shall permit reasonable pre-hearing discovery, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating his or their determination, and shall furnish to each party a signed copy of such determination. The expenses of arbitration shall be borne equally by the Executive and the Company or as the arbitrator shall otherwise equitably determine.

                 (b) Notwithstanding the foregoing, the Company shall not be required to seek or participate in arbitration regarding any alleged breach of the Executive's obligations under Section 8 or Section 9, but may pursue its equitable remedies for such breach in a court of competent jurisdiction; provided, however, that any claim for monetary damages shall be resolved in accordance with Section 11(a).

                 (c) Any arbitration or action pursuant to this Section 11 will be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

         12. Agreement. This Agreement supersedes any and all other agreements, whether in writing or otherwise, between the parties hereto (and any such agreement between any subsidiary or affiliate of the Company and the Executive in effect as of the date hereof) with respect to the employment of the Executive by the Company or any of its subsidiaries or affiliates and contains all of the covenants and agreements between the parties with respect to such subject matter.

         13. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.





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         14.     Successors and Binding Agreement.

                 (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

                 (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

                 (c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 14. Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 14(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

         15. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         16. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

         17. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

         18. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties' respective rights and obligations under Sections 7, 8, 9, 10, 11 and 13 shall survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

         19. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be





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deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to "Sections" are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

                 IN WITNESS WHEREOF, the parties hereof have executed this Agreement as of the day and year first above written.


                                        AMERISAFE, Inc.



                                        By
                                            -----------------------------------
                                            Millard E. Morris, Chairman of the
                                            Board of Directors and Chief
                                            Executive Officer




                                        ---------------------------------------
                                                    [Executive's Name]





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